Exhibit 10.3 – Form of Restricted Stock Agreement for Directors

INTERFACE, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is entered into as of the ____ day of _________, 20___, by and between Interface, Inc. (the “Company”) and _______________ (“Grantee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Interface, Inc. Omnibus Stock Incentive Plan (the “Plan”) which is administered by a committee appointed by the Company's Board of Directors (the “Committee”); and

WHEREAS, Grantee is an “Outside Director” of the Company, and the Committee has granted to Grantee an award of Restricted Shares under the terms of the Plan (the “Award”) to encourage Grantee’s continued participation as a director of the Company; and

WHEREAS, to comply with the terms of the Plan and to further the interests of the Company and Grantee, the parties hereto have set forth the terms of the Award in writing in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Plan Provisions.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, which are hereby incorporated herein by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control.

2.	Stock Award.

Effective on ________ __, 20__ (the “Grant Date”), and subject to the restrictions and other conditions set forth herein, the Committee granted to Grantee an Award of _____ Shares of common stock, $.10 par value per share, of the Company. Such Shares granted are hereinafter sometimes referred to as the “Restricted Shares.” The Fair Market Value of each Restricted Share awarded on the Grant Date was $_____.

3.	Vesting Restrictions.

(a)     General. The Restricted Shares will vest and no longer be subject to forfeiture if one of certain specified criteria is satisfied. As described below, these criteria are based on Grantee’s tenure as a director of the Company or Grantee ceasing to serve as a director of the Company or its successor or after the occurrence of a Change in Control (as defined in subsection (c) hereof).

(b)     Tenure of Engagement. If Grantee remains continuously engaged as a director of the Company until ____________, Grantee shall become fully vested in ______________ of the Restricted Shares. If Grantee remains continuously engaged as a director of the Company until ____________, Grantee shall become fully vested in ___________ of the Restricted Shares.

(c)     Change in Control. If a Change in Control (as defined below) occurs at any time prior to _______________ and Grantee does not serve, or is not asked to serve, on the board of directors (or similar governing body) of the Company or its successor following the Change in Control, any Restricted Shares granted hereunder that have not yet vested or been forfeited will become fully vested as of the date on which the Grantee ceases to serve as a director or in a similar capacity. For purposes hereof, “Change in Control” shall mean the earliest to occur of:

(i)     the acquisition by any “person”, entity, or “group” of “beneficial ownership” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors (“Voting Stock”) of (A) the Company, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (iii)(A) or (iii)(B) immediately below;

(ii)     the effective time of (A) a merger, consolidation or other business combination of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of the Company; and

(iii)     the election to the Board of Directors of the Company, without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (A) four directors, or (B) directors constituting a majority of the number of directors of the Company then in office.

(d)     Partial Vesting Upon Certain Events. Upon the date that Grantee’s engagement as a director of the Company terminates as a result of (i) Grantee’s Disability (as defined below) or (ii) Grantee’s death, a portion of the Restricted Shares that have not yet vested will do so on such date, and Grantee thereupon will become vested in such portion of the Restricted Shares. The portion of Restricted Shares that shall vest will be equal to the product of (x) the total number of Restricted Shares granted hereunder that have not yet vested pursuant to the tenure or change in control criteria; and (y) a fraction, the numerator of which is the number of full and partial 12-month periods that have elapsed since the Grant Date (with any partial 12-month period treated as a whole 12-month period), and the denominator of which is _______. Any Restricted Shares that do not vest as described herein shall be immediately forfeited, and Grantee (or Grantee’s heirs) shall not have any rights in such Restricted Shares. For purposes hereof, the term “Disability” shall mean Grantee’s inability, as a result of physical or mental incapacity, to substantially perform Grantee’s duties as a director of the Company for a continuous period of six months. The Committee, in its sole discretion, shall make all determinations as to whether or not Grantee has incurred a Disability, and the Committee’s determination shall be final and binding.

4.	Forfeiture Upon Resignation or Non-Election.

If Grantee voluntarily resigns from the Board of Directors of the Company, for any reason, or is not nominated (or declines to stand) for re-election, or stands for re-election as a director of the Company but is not elected, any Restricted Shares that are not then vested under any provision of Section 3 shall be immediately forfeited, and Grantee shall have no rights in such Restricted Shares.

5.	Delivery of Shares.

Within a reasonable time after the date hereof, the Company shall cause the Restricted Shares to be registered in the name of Grantee, subject to the risk of forfeiture set forth in Sections 3 and 4 hereof. Grantee may not sell, assign, transfer or pledge any Restricted Shares prior to the date on which the possibility of forfeiture with respect to such Shares has lapsed. During the period that any Restricted Shares remain subject to a risk of forfeiture under Sections 3 and 4 hereof, the Company may retain possession of any certificate representing such Shares as a means of enforcing such restrictions.

6.	Acknowledgment of Grantee.

Grantee acknowledges that certain restrictions under state, federal or foreign securities laws may apply with respect to the Restricted Shares granted pursuant to the Award. Grantee further acknowledges that, to the extent Grantee is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Restricted Shares granted as a result of the Award are subject to certain trading restrictions under applicable securities laws (including, particularly, Rule 144 under the Securities Act). Grantee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state, federal and foreign securities laws applicable to the Company and any restrictions on the resale of such Shares which may pertain under such laws. The Company has registered (or intends to register) the securities represented by the Restricted Shares; however, in the event such registration at any time is ineffective or any special rules apply, such securities may be sold or transferred only in accordance with the Plan and pursuant to additional, effective securities laws registrations or in a transaction that is exempt from such registration requirements. If appropriate under the circumstances, any certificate(s) evidencing the Restricted Shares shall bear a restrictive legend indicating that the Restricted Shares have not been registered under applicable securities laws.

7.	Execution of Agreement.

Grantee shall execute this Agreement within 30 days after receipt of same, and promptly return an executed copy to the Secretary of the Company.

8.	Withholding.

Grantee shall pay the Company an amount equal to the sum of all applicable taxes, if any, that the Company is required to withhold at any time in connection with the operation of this Agreement. In the absence of prior arrangements satisfactory to the Company for payment of all such taxes required to be withheld, the Company shall withhold a portion of the Restricted Shares then vested under this Agreement in payment of such taxes, except to the extent such withholding of Shares is prohibited by any covenants governing the Company’s debt as in effect from time to time.

9.	Miscellaneous.

(a)     Future Rights. The granting of the Award and the execution of this Agreement shall not afford Grantee any rights to similar grants in future years or any right to continue to serve as a director of the Company.

(b)     Shareholder Rights. While the Restricted Shares remain subject to forfeiture under Sections 3 and 4 hereof, Grantee shall have all of the rights of a shareholder of the Company, including the right to vote the Restricted Shares and to receive any cash dividends.

(c)     Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a governmental agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall continue in full force and effect, and shall in no way be affected, impaired or invalidated.

(d)     Controlling Law. This Agreement is being made in the State of Georgia (USA) and shall be construed and enforced in accordance with the laws of that state. Grantee hereby consents to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia, and the U.S. District Court in Atlanta, Georgia, and hereby waives any objection Grantee might otherwise have to jurisdiction and venue in such courts, in the event either court is requested to resolve a dispute between the parties with respect to this Agreement.

(e)     Construction. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(f)     Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Grantee and Grantee’s heirs and personal representatives. Any business entity or person succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the assumption of this Agreement by such successor.

(g)     Headings. Section and other headings contained in this Agreement are included for reference purposes only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the individual party hereto has executed this Agreement, and the corporate party has caused this Agreement to be executed by a duly authorized representative, as of the date first set forth above.

INTERFACE, INC.

By:
[Name]
[Title]

GRANTEE

[Name]

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